The Salient Private Access Master Fund, L.P.
The Endowment PMF Master Fund, L.P.
(each, a "Master Fund")
The Salient Private Access Registered Fund, L.P.
The Salient Private Access TEI Fund, L.P.
The Salient Private Access Institutional Fund, L.P.
PMF Fund, L.P.
PMF TEI Fund, L.P.
(each, a "Feeder Fund")
(collectively, the "Funds")

Proxy Voting Policies and Procedures

I. Statement of Principle

The Funds seek to assure that proxies received by the Funds are voted in the best interests of the Funds' stockholders and have accordingly adopted these procedures.

II. Delegation of Proxy Voting/Adoption of Adviser and Sub-Adviser Policies

Except as provided in Section III below, each Fund delegates the authority to vote proxies related to portfolio securities to Endowment Advisers, L.P. (the "Adviser"), as investment adviser to each Fund. For each portion of the Fund's portfolio managed by a sub-adviser retained to provide day-to-day portfolio management for that portion of the Fund's portfolio (each, a "Sub-Adviser"), the Adviser in turn may delegate its proxy voting authority to the Sub-Adviser responsible for that portion of the Fund's portfolio. The Board of Directors of each Fund adopts the proxy voting policies and procedures of the Adviser and Sub-Advisers as the proxy voting policies and procedures that will be used by each of these respective entities when exercising voting authority on behalf of the Fund. These policies and procedures are attached hereto.

III. Retention of Proxy Voting Authority

With respect to proxies issued by the Master Fund, the Feeder Funds do not delegate to the Adviser, but instead retain, their proxy voting authority. After receiving a proxy issued by the Master Fund, the Feeder Fund will hold a meeting of its Partners at which the Partners will vote their Interests to instruct the Feeder Fund to vote for or against the matter presented by the Master Fund. The Feeder Fund will then calculate the proportion of Interests voted for to those voted against (ignoring for purposes of this calculation the Interests for which it receives no voting instructions) and will subsequently vote its Interests in the Master Fund for or against the matter in the same proportion.

IV. Consent in the Event of a Conflict of Interest

If for a particular proxy vote the Adviser or Sub-Adviser seeks a Fund's consent to vote because of a conflict of interest or for other reasons, any two independent directors of the Fund may provide the Fund's consent to vote.

V. Annual Review of Proxy Voting Policies of Adviser and Sub-Advisers

The Board of Directors of each Fund will review on an annual basis the proxy voting policies of the Adviser and Sub-Advisers applicable to the Fund.

Dated: March 10, 2004, Revised: October 18, 2011, Revised December 29, 2016